UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Smith, Wilburn L.
   809 Hawksbury Park
   Norman, OK  73072
   USA
2. Issuer Name and Ticker or Trading Symbol
   Pre-Paid Legal Services, Inc.
   PPD
3. IRS or Social Security Number of Reporting Person (Voluntary)
   442 38 7196
4. Statement for Month/Year
   December 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |49,266             |D     |                           |
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Common Stock                 |      |    |                  |   |           |33,015             |I     |By ESOP Trust              |
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Common Stock                 |      |    |                  |   |           |118.1193           |I     |By Investment Club         |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Option - Right to Buy   |43.13   |03/27|J   |V(1) 10,000|A,D|(2)  |03/27|Common      |10,000 |       |10,000      |D  |            |
                        |        |/98  |    |           |   |     |/01  |            |       |       |            |   |            |
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Option - Right to Buy   |25.50   |09/18|J   |V(1) 10,000|A,D|(2)  |09/18|Common      |10,000 |       |10,000      |D  |            |
                        |        |/98  |    |           |   |     |/01  |            |       |       |            |   |            |
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Option - Right to Buy   |25.56   |09/30|J   |V(1) 8,750 |A,D|(2)  |09/30|Common      |8,750  |       |8,750       |D  |            |
                        |        |/98  |    |           |   |     |/01  |            |       |       |            |   |            |
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Explanation of Responses:
(1) These securities were acquired through an incentive program approved by the Board of Directors. they are exempt under Rule 16a-8(b).
(2)  These options granted are exercisable
immediately.
SIGNATURE OF REPORTING PERSON
Wilburn Smith
DATE
February 9, 1999